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                                                                     Exhibit 4.1

                           FOURTH AMENDMENT OF LEASE
                           -------------------------

     THIS AGREEMENT made as of the 1st day of January, 2000 by and between THE RECTOR, CHURCH-WARDENS AND VESTRYMEN OF TRINITY CHURCH IN THE CITY OF NEW YORK, a religious corporation having its office and principal place of business at 74 Trinity Place, New York, New York 10006 ("Landlord"), and EWDB NORTH AMERICA INC. ("Euro"), a Delaware corporation having its offices at 350 Hudson Street, New York, New York 10014 ("Tenant").

                              W I T N E S S E T H:

     WHEREAS, Landlord and Della Femina McNamee, Inc. ("Della") (predecessor-in-interest to Tenant), as tenant, entered into a lease dated March 5, 1987 (the "1987 Lease") with respect to a portion of the 5th floor and the entire 6th, 7th, 8th arid 9th floor addition in the building known as 350 Hudson Street, New York, New York (the "Building"); and

     WHEREAS, the 1987 Lease was amended by agreement dated as of March 28, 1988 (the "First Amendment"), and further amended by a Second Amendment of Lease dated as of April 1, 1989 (the "Second Amendment") and a Third Amendment of Lease dated as of September 1, 1992 (the "Third Amendment"; the 1987 Lease, as amended by the First Amendment, Second Amendment and Third Amendment is collectively referred to as the "Modified Lease"); and

     WHEREAS, pursuant to the Modified Lease, Tenant currently occupies a portion of the basement (the "Basement Premises"), a portion of the 5th floor, and the entire 6th, 7th, 8th and 9th floors in the Building, (the portions of the Basement Space and the 5th floor currently occupied by the Tenant being shown on Exhibits 4A-1 and 4A-2 annexed hereto; and all such space being collectively referred to as the "premises"); and

     WHEREAS, Della merged into Messner Vetere Berger McNamee Schmetterer ("MVBMS"), which succeeded to the interest of Della; and

     WHEREAS, by Assignment and Assumption Agreement bearing even date herewith, MVBMS is hereby assigning its interest in and to the Lease to Tenant; and

     WHEREAS, the parties desire to amend the Modified Lease so also terminate the Second Amendment and Third Amendment, and to otherwise amend the Modified Lease on the terms and conditions set forth herein; so that from and after September 1, 2000 (the "Effective Date"), the term "Lease" shall mean the 1987 Lease, as amended by the First Amendment and
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this Fourth Amendment (such documents being hereinafter collectively referred to as the "Lease"); and

     WHEREAS, capitalized terms used herein shall have the meaning ascribed to them in the Lease, unless otherwise set forth herein.

     NOW, THEREFORE, in consideration of the terms and conditions hereafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1.  Termination of Second and Third Amendment.  From and after the
         -----------------------------------------
Effective Date the Second Amendment and Third Amendment are hereby terminated in their entirety and shall be of no further force or effect.

     2.   Upfront Payment.  As an inducement to the Landlord to enter into this
          ---------------
Fourth Amendment, Tenant has agreed to pay Landlord the sum of Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000.00) which amount shall be paid upon the execution of this Agreement.

     3.   Term.  The parties confirm that, as a result of the termination of the
          ----
Third Amendment, the original expiration date of December 31, 2007 (the "Expiration Date") as set forth in the 1987 Lease, is hereby reinstated.

     4.   Fixed Rent.  Commencing as of the Effective Date, the annual fixed
          ----------
rent ("fixed rent") payable under the Lease with respect to the premises is amended as follows:

          a. For the period commencing January 1, 2000 and ending August 31, 2000, the fixed rent shall be payable at the rate of $2,996,366 per annum, which shall be payable in equal monthly installments of $249,697.20.

          b. For the period commencing September 1,2000 and ending December 31, 2002, the fixed rent shall be payable at the rate of $3,732,191.45 per annum, which shall be payable in equal monthly installments of $311,016.

          c. For the period commencing January 1,2003 and ending December 31, 2007, the fixed rent shall be payable at the rate of $4,127,443.21 per annum, which shall be payable in equal monthly installments of $343,953.60.

     5.   Escalations.  (a)  From and after the Effective Date, and except as
          -----------
otherwise provided in this Paragraph 5, Tenant shall pay porters' wage and real estate tax escalations in accordance with the provisions of Article Thirty-Sixth of the Lease, including, without limitation, for the premises designated as the "Fifth Floor-Southwestern Corner Premises" and the

Basement Premises, both as defined in the Second Amendment. Notwithstanding the foregoing, the Tenant shall not be obligated to pay any Porter's Wage Payment with respect to the Basement Premises.

          (b) With respect to calculating the real estate tax escalations for the Basement Premises pursuant to Article Thirty-Sixth of the Lease, the following definitions shall apply:

               (i) The term "Increase in Real Estate Taxes" shall mean the amount by which Real Estate Taxes in any Subsequent Year, exceed the Real Estate Taxes assessed for the tax year ending June 30, 1989.

               (ii) The term "Area of the Basement" shall mean 4,162 square feet.

               (iii) The term "Tenant's Proportionate Share" shall mean a fraction, of which the numerator shall be the Area of the Basement and the denominator shall be the total number of Rentable Square Feet of the Area in the entire Building. The Landlord and Tenant agree that, with respect to the Basement Premises, the Tenant's Proportionate Share shall be .0156.

               (iv) The term "Subsequent Year" shall mean each calendar year during the term of the Lease commencing with the year beginning January 1, 1990.

               (v) The term "Computation Date" shall, in the case of the Subsequent Year commencing on January 1, 1990, mean December 1, 1989, and in the case of Subsequent Years following 1990, the applicable anniversary date.

          (c) Paragraph (10) of Article Thirty-Sixth is hereby deleted in its entirety and the following is inserted in lieu thereof:

          "10. For purposes of calculating the real estate tax escalations, "Tenant's Proportionate Share" for the premises, up to and including the Expiration Date, is 52%."

          (d) Paragraph (5) of Article Thirty-Sixth is hereby deleted in its entirety and the following is inserted in lieu thereof:

          "5. The term "Area of the Demised Premises" up to and including the Expiration Date shall mean 129,369 square feet, for the purposes of this Article only."

     6.   Use.  Article First of the Lease is hereby amended to read as follows:
          ---

          "The Tenant shall use the premises (other than the Basement Premises) only for executive and administrative offices, including in connection with the advertising, direct marketing, public relations and related business of Tenant arid its Affiliates (as hereinafter defined) and for any other use consistent with a first class office building owned by a church, to which the Landlord may consent, such consent not be unreasonably withheld. The Basement Premises shall be used for storage purposes only."

     7.   Building Name.  Paragraph (c) (continued) of Article Fourth of the
          -------------
Lease is hereby amended to read in full as follows:

     "The Landlord shall not change the home, street number or designation by which the Building is commonly known. Provided that the Tenant named in this Fourth Amendment or an Affiliate occupies at least 60,000 rentable square feet of space in the Building (excluding from any such calculation any space occupied by Tenant's sublessees and assignees which are not Affiliates), Tenant named in this Lease (but not the Tenant's successor by assignment other than an Affiliate) shall have the right to require the Landlord to affix to the Building a sign bearing its name or the name of an Affiliate then occupying space in the Building (the "Approved Names") and the Landlord shall thereafter promptly affix such sign to the Building at Tenant's expense. In the event that the rentable square footage occupied by Tenant and its Affiliates shall be reduced below 60,000 rentable square feet, but subsequently shall once again increase to at least 60,000 rentable square feet, Tenant shall once again have the right to require Landlord to affix a sign bearing an Approved Name. The design, style and proposed location of any such sign shall be subject to the Landlord's prior written approval, which shall not be unreasonably withheld, delayed or conditioned. In case the Landlord shall deem it necessary to remove any such sign in order to paint or to make any other repairs, alterations or improvements in or upon the Building, or any part thereof, it shall have the right to do so, provided it causes the same to be removed and promptly replaced at its expense. In the event the Tenant changes the name it desires to have on the sign, Tenant may request Landlord to reflect the desired name and, provided the desired name is an Approved Name, Landlord shall thereafter change the sign at Tenant's expense. As long as a sign with an Approved Name is affixed to the Building in accordance with this paragraph, the Landlord will not install, and will not permit any other tenant in the Building to install (i) any other sign on the Building of comparable size and prominence, provided that the foregoing shall not limit the sign directly

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above any retail store or restaurant located On the ground floor; (ii) a sign for a retail tenant on the exterior walls of the Building which is angled away form the main entrance of the Building and greater than fifty percent of the size of Tenant's sign; or (iii) a sign bearing the name of any office or loft tenant which exceeds fifty percent of the size of Tenant's sign."

     8.   Affiliate.  The definition of the term "Affiliate" appearing in
          ---------
paragraph (a) of Article Eighteenth (rewritten) of the Lease is hereby amended to read in flit! as follows:

          "As used in this Lease, the terms "Affiliate" and "Affiliates" shall mean any entity which controls, is controlled by or under common control with Tenant. For the purposes hereof, "control" shall be deemed to mean ownership of not less than thirty percent (30%) of all of the voting stock of a corporation or not less than thirty percent (30%) of all of the legal and equitable interest in any other business entity if Tenant is not a corporation or the ability whether by the ownership of shames or other equity interest, by contract or otherwise, to elect a majority of the directors in the case of a corporation or if not a corporation, to make management decisions on behalf of the entity. The term "Affiliate" shall also include any corporation or other entity into or with which Tenant is merged on consolidated or to which substantially of Tenant's assets are transferred, provided that such transfer is for a legitimate business purpose and not to circumvent the provisions of this Article Eighteenth (rewritten).

     9.   Electricity.  If so requested and paid for by the Tenant, the Landlord
          -----------
will install such meters or "totalizing" equipment as the Tenant may specify for the purpose of combining the Tenant's demand (measured in KW) of electricity at the premises. Alternatively, if requested by the Tenant, the Landlord will aggregate the Tenant's demand (measured in KW) of electricity as recorded on the meters measuring electrical demand and consumption at the premises. In either case, the charges to the Tenant for demand of electricity pursuant to Article Tenth (rewritten) of the Lease will be calculated on the basis of such aggregated or "totalized" demand, as the case may be. Consumption (measured in KWH) of electricity at the premises will be calculated by aggregating consumption as recorded on the meters measuring demand and consumption at the premises.

     10.  Additional Fifth Floor Premises.  The Lease is hereby amended to
          -------------------------------
delete Article Forty-Third thereof and Exhibit B thereto.

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     11.  Window Cleaning.  Schedule A of the Lease is hereby amended by adding
          ---------------
the following thereto:

          "Window Cleaning.  The Landlord shall clean the exterior and interior
           ---------------
          surfaces of all windows in the Premises not less than once every calendar year."

     12.  Fifth Floor and Basement Premises.  (a) Pursuant to the Second and
          ---------------------------------
Third Amendment, a portion of the 5th floor (defined therein as the "Fifth Floor
- Southwestern Corner Premises") and the Basement Premises were leased to the Tenant. Despite the termination of the Second and Third Amendment, the Tenant shall continue to lease such premises subject to the terms, conditions and agreements set forth in the Lease. Except as otherwise expressly provided herein, the term "premises" shall be deemed to include the Fifth Floor Southwestern Corner Premises (as defined in the Second and Third Amendments) and the Basement Premises.

          (b) For purposes of Article Seventeenth (rewritten) of the Lease, the term "premises" shall not include the Basement Premises, provided, however, that in the event that the Tenant has the right to terminate the Lease with respect to the premises pursuant to Article Seventeenth of the Lease, then the Tenant shall also have the right to terminate the Lease for the Basement Premises.

          (c) If the Basement Premises shall be partially or totally damaged or destroyed by fire or other cause covered by insurance, then, unless the Lease has been terminated or is then terminable by the Landlord or the Tenant, the Landlord shall repair and restore the Basement Premises as promptly as reasonably practicable and until such repair shall be substantially completed, the fixed rent applicable to the Basement Premises shall be apportioned with respect to the portion of the Basement Premises which is rendered damaged or destroyed. The fixed rent applicable to the Basement Premises shall be determined as follows: (i) during the period from January 1, 2000 through August 31, 2000, the sum of $20,810 per annum; (ii) during the period from September 1, 2000 through December 31, 2002 the sum of $25,920; and (iii) during the period from January 1, 2003 through December 31, 2007 the sum of $28,665 per annum.

          (d) Notwithstanding the second and third `sentences of paragraph (g) of Article Eighteenth (re-written) of the Lease, the Tenant shall not sublet the Basement Premises alone, and may only sublet the Basement Premises in conjunction with the subleasing of other premises covered by the Lease and in calculating the amount of any profit with respect to the subleasing of the Basement Premises, no amount shall be deducted pursuant to the last sentence of paragraph (g) of Article Eighteenth (re-written)..

     13.  Subleasing.  (a) Article Eighteenth (rewritten) is hereby amended by
          ----------
revising paragraph (e) as follows:

          "By written notice (hereafter referred to as the "Landlord's Subleasing Notice") executed by the Landlord and delivered to the Tenant within thirty (30) days following receipt of the Tenant's Subleasing Notice (for the purposes hereof such notice shall not be deemed to have been received by the Landlord until all of the information required by paragraph (d) above shall have been furnished to the Landlord), the Landlord shall have the absolute right to select one of the alternatives set forth in paragraphs (1), or (h) in the case of an assignment of lease, and paragraph (g) in the case of a subletting. Landlord hereby confirms its approval of the sublease between MVBMS and Berwyn for a portion of the sixth floor."

          (b) Article Eighteenth (rewritten) is hereby further amended by adding the following sentence to the end of paragraph (f):

          "The Landlord shall have no right to require the Tenant to surrender the premises to the Landlord and terminate the Lease in the case of a subletting of all or part of the premises, it being agreed that the Landlord's rights with respect to a proposed subletting shall be governed by paragraph (g) below."

          (c) Clause (iii) of paragraph (g) of Article Eighteenth (re-written) of the Lease shall be amended, in part, to read as follows:

          "(iii) the Landlord and the Tenant shall share equally on any profit to the Tenant (that is to say, the difference between the sum of (x) the rental rate per square foot which the Tenant pays to the Landlord under this Lease (including all direct and indirect payments regardless of how characterized) and (y) when used with respect to the premises (other than the Basement Premises, and when used with respect to the Basement Premises, an amount equal to $2.24 per rentable square foot) an amount equal to S7.83 per rentable square foot and the rental rate per square foot which the Proposed Undertenant is to pay to the...."

     14.  Additional Fifth Floor Premises.  (a) Global Digital Prepress, Inc.
          -------------------------------
("Global") leases from the Landlord a portion of the fifth floor of the building (the "Global Premises") pursuant to a lease with the Landlord (the "Global Lease"). The Landlord has the right to terminate the Global Lease prior to the stated expiration date thereof, such termination to be effective as of August 31, 2002, subject to Global's right to elect to remain in the Global Premises until August 31, 2004. MVBMS currently subleases a portion (the "Sublet Premises") of the Global Premises pursuant to a sublease dated December 1, 1998 ("Sublease"), which Sublease is scheduled to expire on August 31, 2002. In the event the Landlord and Global enter into an agreement to terminate the Global Lease prior to the expiration of the Sublease, Landlord shall lease to Tenant for the remainder of the term of the Sublease (i) the Sublet Premises upon the same terms d conditions as are set forth in the Sublease, and (ii) the remainder of the Global Premises (the "Remainder Space") consisting of 1,160 rentable square feet at the same per square foot rental rate as set forth in subparagraph
(b)(l) below with respect to the Additional Fifth Floor Premises and escalations as set forth in subparagraph (b)(2) below, provided, however, that the Tenant's Proportionate Share shall be .38%, and the "Area of the Demised Premises" shall be 1,160 square feet.

          (b) Upon the expiration of the Global Lease, or the earlier termination of the Global Lease pursuant to Articles Eleventh, Seventeenth or Twenty-fifth of the Global Lease, and further provided that this Lease is not terminated by virtue of the same circumstances giving rise to the termination of the Global Lease, i.e., casualty or condemnation, the Landlord shall lease to the Tenant the Global Premises (which for purposes of this Lease shall be hereinafter referred to as the "Additional Fifth Floor Premises") upon the same terms and conditions of the Lease subject to the following:

          (1) The fixed rent for the Additional Fifth Floor Premises shall be at the rate of $40.49 per rentable square foot, so that fixed rent for the Additional Fifth Floor Premises shall be Three Hundred Eighty Five Thousand Three Hundred Two and 84/100 Dollars ($385,302.84) per annum, which shall be payable in equal monthly installments of Thirty Two Thousand One Hundred Eight and 57/100 Dollars ($32,108.57) in accordance with the provisions of the Lease.

          (2) Tenant shall pay porters wage and real estate tax escalations for the Remainder Space and Additional Fifth Floor Premises in accordance with the provisions of Article Thirty-Sixth of the Lease, except that, in calculating the escalations for the Remainder Space and the Additional Fifth Floor Premises, the following definitions shall apply:

          (i) The definition of "Increase in Real Estate Taxes" contained in paragraph 2 when used with respect to the Remainder Space and the Additional Fifth Floor Premises shall mean the amount by which the Real Estate Taxes in any fiscal year following fiscal year 2002/03 exceed the Real Estate Taxes assessed for the tax year ending June 30, 2003.

          (ii) The definition of "Base Wage Rate" contained in Paragraph 4 when used with respect to the Additional Fifth Floor Premises shall mean the Wage Rate in effect on the last day of calendar year 2002.

          (iii)  Paragraph 5 is hereby amended to add the following sentence:
                 "Area of the Demised Premises' shall mean, when used with respect to the Additional Fifth Floor Premises, 9,516 square feet."

          (iv) The definition of "Porter's Wage Payment" contained in Paragraph 7, when used with respect to the Additional Fifth Floor Premises shall mean the amount obtained by multiplying the Area of the Demised Premises of the Additional Fifth Floor Premises, by the number of cents (including any fraction of a cent) by which the Wage Rate for such year is greater than the Base Wage Rate for the Additional Fifth Floor Premises.

                 (v) The following is hereby added as Paragraph 13 of Article Thirty-Sixth:

                      "13. Tenant's Proportionate Share" with respect to the Additional Fifth Floor Premises shall mean 3.14%."

          (c) Tenant shall pay for electricity used in the Remainder Space and the Additional Fifth Floor Premises in accordance with the provisions of Article Tenth (a) (rewritten) of the Lease, except that all references therein to 112% shall be changed to 108%.

     15.  Tenant's Expansion Rights.  (a) Article Forty-Two of the Lease is
          -------------------------
hereby deleted in its entirety.

          (b) Provided no event of default shall have occurred and be continuing, Tenant may notify Landlord, by written notice delivered on or before December 31, 2000 (the "Election Notice") whether it wishes to lease either one-half or all of one or more of the basement, second, third and fourth floors in the Building (the "Expansion Space"), provided, however, in exercising its option for only a portion of the Expansion Space, Tenant must lease in increments of either one-half or full floors (other than the basement) but Tenant may not lease half floor increments on two separate floors. TIME SHALL BE OF THE ESSENCE with respect to the delivery of the Election Notice. If the Tenant timely delivers an Election Notice, then the Expansion Space shall be added to and shall be part of the premises upon the same terms and conditions of the Lease subject to the following:

          (i) The term for the Expansion Space shall commence as of the date Landlord delivers vacant possession of such space to the Tenant, which delivery shall occur no later than thirty days after the expiration or earlier termination of the leases currently in effect for such space, provided, however, that with respect to any Expansion Space Located on the second or third floor, if Tenant has elected to lease the entire floor, the term for such floor shall not commence until the Landlord delivers possession of the entire floor. The term for any Expansion Space located on the fourth floor may, at the Tenant's option, expire as of December 31, 2007 or December 31, 2012 (the Tenant agreeing to notify the Landlord as to which expiration date it elects for the fourth floor in its Election Notice), and the term for the basement space shall expire, unless sooner terminated in accordance with the provisions of the Lease as of the Expiration Date. With respect to any Expansion Space located on the second and third floors of the Building, the Tenant shall specify, in its Election Notice, the term for which it elects to lease such space, which shall be no less than ten nor more than fifteen years, and, in such event, the term of the Lease for Expansion Space located on the second or third floors shall expire as of the last day of the calendar month in which the specified anniversary of the commencement date for such space occurs. (The Tenant must elect the same term of Lease for all space on the second and third floors.) Tenant shall have no right to renew the term of the Lease with respect to any Expansion Space located on the second or third floor.

          (ii) The fixed rent for the Expansion Space shall be payable at the rate of $45 per rentable square foot and the rentable area for the Expansion Space shall be determined based upon the full floor rentable square footages set out in Exhibit B annexed hereto.
               The fixed rent shall be payable
                 in equal monthly installments in accordance with the provisions of the Lease.

          (iii) Tenant shall pay Increases in Real Estate Taxes for the Expansion Space in accordance with the provisions of Article Thirty-Sixth of the Lease, except that in calculating the escalations for the Expansion Space, the following definitions shall apply:

                    (x) The definition of "Increase in Real Estate Taxes" contained in paragraph 2, when used with respect to the Expansion Space, shall mean the amount by which the Real Estate Taxes in any fiscal year following fiscal year 2000/01 exceed the Real Estate Taxes assessed for the tax year ending June 30, 2001.

                    (y) The following is added as Paragraph 14 of Article Thirty-Sixth:

                     14. Tenant's Proportionate Share with respect to the entire second floor shall mean 11.65%, with respect to the basement portion of the Expansion Space shall mean 5.84%, and with respect to each of the entire third and fourth floors shall mean 11.56%. If the Tenant leases less than an entire floor, Tenant's Proportionate Share shall be adjusted accordingly.

          (iv) In lieu of paying a Porter's Wage Payment pursuant to Article Thirty-Sixth for the Expansion Space, commencing as of the first anniversary of the commencement date of the lease for any Expansion Space and on each anniversary thereafter, the fixed rent shall increase to an amount equal to 103% of the fixed rent payable for such space during the immediately preceding twelve month period. By way of illustration only, assume the term for the Expansion Space commenced as of September 1, 2001 at a fixed rent of $1,000,000 per annum. As of September 1, 2002, the fixed rent shall increase to 103% of the prior year's rent, for a fixed rent of $1,030,000. As of September 1, 2003, the fixed rent shall increase to 103% of the prior year's rent, for a fixed rent of $1,060,900.

          (v) Tenant shall pay for electricity used in the Expansion Space in accordance with the following, in lieu of the methodology specified in Article Tenth (a) (rewritten) of the Lease:

          Landlord hereby represents that there is, or will be, a separate meter installed which separately measures the consumption of electricity in the Expansion Space, including any Expansion Space which is comprised of a half floor. Tenant covenants and agrees to purchase, from the Landlord or the Landlord's designated agent, electricity for the Tenant's requirements at the Expansion Space at a price equal to 108% of the Rates (as hereinafter defined) paid by Landlord with respect to the Building (or the conjunctional group in which the Building in included), plus an amount equal to all sales, use and gross receipt taxes and other governmental charges or levies, generally applicable to the purchase and sale of electricity by commercial buildings in New York City (and without regard to whether the Landlord is exempt from paying or collecting any such tax, charge or levy). If Tenant so requests, the Landlord will, at the expense of the Tenant, install in the Expansion Space a time-of-day meter selected by the Tenant and approved by the Landlord, which approval shall not be unreasonably withheld or delayed. Thereafter, the Tenant's demand and consumption of electricity for the Expansion Space shall be that specified for the applicable period in any applicable rate schedule as so measured. As used herein, the term "Rates" shall mean Landlord's aggregate cost of purchasing electricity for the Building, including, without limitation, all charges related to the generation, transmission, distribution and service and all charges for consumption and demand (including, without limitation, all seasonal and time-of-day adjustments and fuel escalation charges relating to such consumption and demand charges). The Tenant shall have the right to request "totalizing equipment" in the Expansion Space in accordance with the provisions of paragraph 9 of this Fourth Amendment.

          (vi) Landlord shall not be obligated to perform any work in the Expansion Space, such space to be delivered in its then "as is" condition. Notwithstanding the foregoing, Landlord shall enforce any rights contained in the leases of the existing tenants in the Expansion Space which require such tenants to restore their premises or repair any damage therein upon the expiration or sooner termination of such leases.

          (vii) Tenant's obligation to pay fixed rent for any Expansion Space shall not commence until the earlier to occur of (x) one hundred twenty (120) days after the commencement date of the term for such space and (y) the date on which the Tenant commences occupancy of the Expansion Space for the conduct of its business operations.

          (c) Tenant's rights under this Paragraph 15 are subject to the rights of the current tenants (and their successors and assigns), as well as any rights of Reed Elsevier Inc. pursuant to a lease dated as of June 1, 1998 between Landlord, as landlord, and Reed Elsevier, Inc., as tenant (the "Reed Lease"). If the Tenant has delivered an Election Notice, and if Reed Elsevier exercises any expansion option contained in the Reed Lease, and if such expansion option is superior to the rights of the Tenant hereunder, Tenant's Election Notice shall be automatically deemed rescinded, and the Landlord shall promptly notify Tenant of Reed Elsevier's exercise of its expansion option.

          (d) If Tenant fails to timely send Election Notice, then Tenant's rights under this Paragraph 15 shall terminate and Landlord shall thereafter have the right to lease any or all of the remaining basement space or the second, third or fourth floors to any third party, subject only to the Tenant's rights under Paragraph 16 hereof.

          (e) If the Landlord fails to deliver the Expansion Space within one year after the date by which it is obligated to deliver possession of such Expansion Space, Tenant shall have a one-time right to rescind its Election Notice by giving Landlord written notice within thirty days after the expiration of such one-year period (the "Rescission Notice"), but prior to the date Landlord delivers possession of such Expansion Space, time being of the essence with respect to the giving of the Rescission Notice. If Tenant fails to timely deliver the Rescission Notice, then it shall lease the Expansion Space on the terms set forth in this Paragraph 15.

     16.  Tenant's Right of First Offer.  (a)  If Tenant does not elect to send
          -----------------------------
an Election Notice in accordance with the provisions of paragraph 15 above, and further provided that no event of default shall have occurred and be continuing, in the event that any space in the basement, second, third or forth floors of the Building becomes available by reason of a lease termination (such space being hereinafter referred to as "Vacated Space," the Landlord agreeing that it shall not renew the lease for any Vacated Space without first offering the Vacated Space to the Tenant pursuant to this paragraph 16 unless the existing tenant has, as of the date of this Fourth Amendment, an explicit right of renewal for the Vacated Space in its lease, or an existing lease specifically grants, as of the date of this Fourth Amendment, to an existing tenant the right to lease any of the Vacated Space), the Landlord shall give the Tenant notice of the availability of such Vacated Space (including the proposed date of delivery of the Vacated Space), such notice to also set forth the proposed rental rate for such space, rent escalation, utility payments and such other terms upon which the Landlord intends to market and lease such Vacated Space (the "Landlord's Notice"). If the Tenant shall desire to lease such Vacated Space, the Tenant shall give written notice to Landlord of the Tenant's acceptance of the Landlord's Notice not later than fifteen business days following receipt of the Landlord's Notice (and if the Vacated Space is on the second or third floor, Tenant's notice shall also state the term for which Tenant elects to lease such space, which shall be no less than ten and no more than fifteen years), time being of the essence with respect to the Tenant's giving of such notice. If the Tenant shall give notice of its election to lease the Vacated Space, and provided that no event of default shall have occurred and be continuing and that this Lease shall not have been terminated, an amendment to this Lease shall be offered to the Tenant covering the Vacated Space which shall reflect the rental terms and other terms set forth in the Landlord's Notice and which shall otherwise contain substantially the same terms as set forth herein wherever possible and, (i) with respect to Vacated Space in the basement, shall provide for a term ending concurrently with this Lease, (ii) with respect to Vacated Space on the fourth floor, shall provide for a term expiring at the Tenant's option on December 31, 2007 or December 31, 2012 (the Tenant to specify which term it elects when it notifies the Landlord as to whether it elects to lease such Vacated Space), and (iii) with respect to Vacated Space on the second or third floor, shall provide for a term ending as of the last day of the calendar month in which the appropriate anniversary of the commencement date for such space occurs. If the Tenant does not give written notice accepting the Landlord's Notice in a timely manner, the Tenant shall be deemed not to have leased the Vacated Space, and the Landlord may thereafter lease such Vacated Space to a third party on such terms as the Landlord in its sole discretion shall determine (including renewal options, if any) and the Tenant shall have no further right to lease the Vacated Space when the same becomes available in the future; provided, however, that if in connection with the first leasing of the Vacated Space following the delivery of Landlord's Notice, the Landlord offers to lease the Vacated Space to a third party for a net effective rental, the present value of which (discounted at a rate of 9% per annum) is less than 90% of the present value (discounted at the rate of 9% per annum) of the net effective rental rate set forth in Landlord's Notice to the Tenant for such space, then the Landlord shall again offer such Vacated

Space to the Tenant as provided in this Fourth Amendment at such reduced rental rate (the "Landlord's Second Notice"). The Tenant shall be obligated to respond to the Landlord's Second Notice, or any new lease offered in connection therewith in the same manner and within the same time as set forth above, time being of the essence. If the Tenant does not give written notice accepting the Landlord's Second Notice in a timely manner, the Landlord may thereafter lease such Vacated Space to a third party on such terms as the Landlord in its sole discretion shall determine (including renewal options, if any) and the Tenant shall have no further right to lease the Vacated Space when the same become available in the future, subject only to the provisions of paragraph (b) below. The parties shall endeavor to execute a lease amendment within thirty days. If the Tenant has timely given written notice accepting the Landlord's Notice or the Landlord's Second Notice, as the case may be, but fails to timely execute a lease amendment, the Tenant shall nonetheless be obligated to lease from the Landlord, and the Landlord shall be obligated to lease to the Tenant, the Vacated Space on the terms and conditions set forth in the Landlord's Notice or the Landlord's Second Notice, as the case may be, and the Lease shall be deemed amended accordingly.

          (b) In addition to the provisions of paragraph (a) above, if the Landlord fails to enter into a lease with a third party for any of the Vacated Space within six months after the date of Landlord's Notice, then the Landlord shall notify the Tenant of the continued availability of the Vacated Space and the terms upon which it is being offered (the "Landlord's Reoffer Notice") and the Tenant shall have a period of fifteen days following receipt of Landlord's Reoffer Notice in which to deliver a written notice to the Landlord as to whether the Tenant wishes to lease the Vacated Space, time being of the essence with respect too giving of such notice. If the Tenant shall give notice of its election to lease the Vacated Space, and provided that no event of default shall have occurred and be continuing, and that this Lease shall not have been terminated, an amendment to this Lease shall be offered to the Tenant covering the Vacated Space which shall reflect the rental terms and other terms set forth in Landlord's Reoffer Notice, and which shall otherwise contain substantially the same terms as set forth herein whenever possible (and containing the expiration dates as set forth in paragraph (a) above). If the Tenant does not give written notice accepting the Landlord's Reoffer Notice in a timely manner, the Tenant shall be deemed to have waived its right to lease the Vacated Space, and the Landlord may therefore then lease the Vacated Space to any third party on such terms as the Landlord in its sole discretion may determine, free of all rights of the Tenant hereunder. The parties shall endeavor to execute a lease amendment within thirty days. If the Tenant timely accepts the Landlord's Reoffer Notice, but fails to execute a lease amendment, the parties shall be bound with respect to such space as set forth in the last sentence of subparagraph (a) above.

          (c) Tenant's rights under this Paragraph are subject to the rights of Reed Elsevier, Inc. pursuant to the Reed Lease.

          (d) If the Landlord fails to deliver the Vacated Space within one year after the anticipated delivery date set forth in Landlord's Notice, Tenant shall have a one-time right to rescind its election to lease the Vacated Space by giving Landlord written notice within thirty days after the expiration of such one-year period (the "Rescission Notice"), but prior to the date Landlord delivers possession of the Vacated Space to the Tenant, time being of the essence with respect to the giving of the Rescission Notice. If Tenant fails to timely deliver the Rescission Notice, then it shall lease the Vacated Space in accordance with the provisions of this Paragraph 16.

     17.  Renewal Option.  The following is hereby added as Article Fifty Second
          --------------
of the Lease:

     "FIFTY-SECOND: (a) Provided the Tenant or an Affiliate is then occupying sixty percent (60%) of the premises then being leased hereunder, the Tenant or an Affiliate is granted a one-time option to extend the term of this Lease for an additional five-year period (the "Renewal Term") for no less than sixty (60%) percent of the premises then being leased, which space must be comprised of full floors, which Renewal Term shall commence on the date immediately succeeding the Expiration Date and end on the fifth anniversary of the Expiration Date, provided, however, that (i) this Lease shall not have been previously terminated, (ii) no event of default shall have occurred and be continuing on either the date the Tenant gives the Landlord written notice of its election to exercise its renewal option or on the date of the commencement of the Renewal Term, (iii) that Tenant shall not have exercised its right of rescission as set forth in paragraph (b) below, and (iv) Tenant shall have no right to renew the term of this Lease with respect to space, if any, leased on the second and third floors. The renewal option may be exercised by the Tenant by giving the Landlord written notice (the "Renewal Notice") of the Tenant's election to do so not later than eighteen (18) months prior to the Expiration Date, TIME BEING OF THE ESSENCE with respect to the giving of such notice. The Tenant shall advise the Landlord in its Renewal Notice whether Tenant is exercising its option for all or only a portion of the premises. Upon the giving of the Renewal Notice, the Tenant shall have no further right or option to extend or renew the term. The Renewal Term shall be on all of the terms, covenants and conditions contained in this Lease, except that the fixed rent shall be determined as set forth in this Article FIFTY-SECOND and the determination of additional rent shall be made in accordance with paragraph (e) of this Article FIFTY-SECOND, and the Landlord shall have no obligation to perform any work in the premises.

          (b) In the event the Tenant shall exercise its option to extend the Lease for an additional five years, then commencing on the first day of the Renewal Term, the fixed rent payable hereunder shall be 95% of the annual fair market rental value for the premises as of the first day of the Renewal Term (the "FMRV Rent"). The initial determination of the FMRV Rent shall be made by the Landlord. The Landlord shall give notice to the Tenant of the proposed FMRV Rent within thirty (30) days after receipt of the Renewal Notice (the "FMRV Notice"). If the Tenant does not agree with the Landlord's determination of fixed rent as set forth in the FMRV Notice, the Tenant shall, within thirty (30) days after receipt of the FMRV Notice, notify the Landlord ("Tenant's Election Notice") that Tenant (i) elects to have the FMRV Rent determined in accordance with the provisions of this Article Fifty-Second, or (ii) elects to rescind its Renewal Notice. TIME SHALL BE OF THE ESSENCE with respect to the delivery of Tenant's Election Notice.

          (c) If Tenant has not rescinded its Renewal Notice, and if the parties are still unable to agree on the FMRV rent within thirty days after receipt of Tenant's Election Notice, then within forty-five days after Landlord's receipt of Tenant's Election Notice, each party, at its cost and by giving notice to the other party, shall appoint a real estate appraiser with at least ten years' continuous full time commercial rental appraisal or leasing experience of comparable space in the New York City rental market to appraise and set forth the FMRV Rent of the premises. If a party does not appoint an appraiser within ten (10) days after the other party has given notice of the name of its appraiser, the single appraiser appointed shall be the sole appraiser and shall determine the FMRV Rent. If the two appraisers are appointed by the parties as stated in this paragraph, they shall meet promptly and shall be instructed to prepare and exchange appraisal reports and set the FMRV Rent within thirty (30) days after the second appraiser has been appointed, and if their two appraisals are within ten (10%) percent of each other, the FMRV Rent shall be the average of the two appraisals. If the two appraisals are not within ten percent of each other, the appraisers shall attempt to agree upon a third appraiser meeting the qualifications stated in this paragraph within five (5) days after the last day the two appraisers are given to set the FMRV Rent. If they are unable to agree on the third appraiser, either of the parties to this Lease, by giving three (3) days' notice to the other party, can file a petition with the President of the Real Estate Board of the City of New York, solely for the purpose of selecting a third appraiser who meets the qualifications stated in this paragraph. Each party shall bear half the cost of the appointment of the third appraiser, including the third appraiser's fee. No appraiser can be appointed pursuant to this Article who has represented either party in connection with any transaction in New York City within the five year period preceding such appointment.

          Within ten (10) days after the selection of the third appraiser, the Landlord's and the Tenant's appraiser shall each submit to the third appraiser its estimate of the FMRV Rent, together with such reports, information on comparable rentals and other information as they deem relevant. The third appraiser shall conduct such hearings (which hearings shall not be conducted as a formal arbitration proceeding) and investigations as he may deem appropriate, providing each party, in any event, an opportunity to explain its determination of the FMRV Rent, and within thirty days after the submission by the two appraisers, shall choose one of the determinations of the FMRV Rent of the two arbitrators originally selected by the parties and that choice by the third arbitrator shall be binding upon the Landlord and the Tenant. The third appraiser may not select any other rental value for the premises. The determination of the two appraisers, or the third appraiser, as the case may e, shall be in writing and shall be binding upon the Landlord and the Tenant. The appraisers shall not have the power to add to, modify or change any of the provisions of this Lease.

          (d) In the event that by the commencement of the Renewal Term there has been no agreement between the Landlord and the Tenant and no determination as set forth herein, then until such agreement or determination as set forth herein, the Tenant shall pay fixed rent equal to Landlord's determination of the FMRV Rent. Within thirty (30) days following the determination of the FMRV Rent, the Tenant shall pay any amount owing to Landlord for such period, or Landlord shall refund or credit any excess amount paid by Tenant against the installments of fixed and additional rent next becoming due hereunder, as the case may be.

          (e) If the Tenant exercises its option to extend the term of this Lease for the Renewal Term, then in addition to the fixed rent payable during the Renewal Term, the Tenant shall also, commencing as of the commencement of the Renewal Term, continue to pay to the Landlord all additional rent payable pursuant to Article THIRTY-SIXTH of the Lease, except that:

              (i) the term "Increase in Real Estate Taxes" mean the amount by which Real Estate Taxes in any Subsequent Year exceed the Real Estate Taxes in effect during the calendar year 2008;

              (ii) the term "Subsequent Year" shall mean each calendar year during the term of the lease commencing January 1, 2009;

              (iii) "Base Wage Rate" shall mean the average of the Wage Rates in effect during calendar year 2008;

               (iv) "Tenant's Proportionate Share" during the Renewal Term shall be 53.66% which percentage is based on the premises being leased in the basement as of the date of this Fourth Amendment and the entire fifth through ninth floors inclusive. Tenant's Proportionate Share shall be adjusted appropriately if the amount of space leased by Tenant shall have changed by the commencement of the Renewal Term.

               (v) "Area of Demised Premises" shall mean 158,248 square feet (the parties acknowledging that this square footage applies only to the entire fifth through ninth floors (and excludes, for purposes of computing the Porters' Wage Payment, any basement space), which number shall be adjusted appropriately depending upon which space is being leased for the Renewal Term (but shall in all events exclude any basement space).

          (f) Anything in paragraph (a) above to the contrary notwithstanding, if the Tenant is occupying any portion of the second or third floor as of the date by which the Renewal Notice must be delivered, the Tenant shall also have the right to renew the term of the Lease for up to 2,500 rentable square feet of basement space for each of the second and third floor for a term to expire coterminously with the Lease for the second and/or third floor space, and otherwise on the terms set forth herein.

          (g) In determining the FMRV Rent for the Renewal Term, the rentable area of the premises and the Additional Fifth Floor Premises, shall be as set forth on Exhibit B annexed hereto.

          (h) During the Renewal Term, electricity shall be billed in accordance with the provisions of Paragraph 15(a)(5) hereof for all of the premises for which the term is being renewed.

          (i) The "FMRV Rent" shall be the annual fair market rental rate per square foot of rentable square foot as of the beginning of the Renewal Term for space comparable in size, location and term. FMRV Rent shall be determined by assuming that the premises are free and clear of all leases and tenancies, including this Lease, and taking into consideration the following: (i) the condition and class of the Building and comparable buildings of similar condition, size and quality in the Midtown South area of New York City, (ii) concessions then being given by landlords in the market, including, without limitation, rental abatements, construction allowances and other concessions, to the extent such concessions are customarily granted for terms of such length; (iii) brokerage commissions, if any, Landlord is obligated to pay with respect to the Renewal Term; (iv) the method of measurement of the rentable area of the premises; (v) that the Landlord and a prospective tenant are entering into an arms-length transaction and that neither the Landlord nor any prospective tenant is under any compulsion to rent; (vi) that for purposes of calculating porters wage and tax escalations, the bases have been updated pursuant to this Article Fifty-Second, (vii) that as of the commencement of the Renewal Term, the Tenant shall not be required to pay Tenant's Proportionate Share of such other escalation payments, if any, which Landlord is then charging in the Building or which landlords (including Landlord) are then charging tenants under leases in comparable buildings, and (viii) the provisions of this Lease, including the manner in which electricity is to be billed during the Renewal Term.

     18.  Guaranty.  By Lease Guaranty dated April 15, 1993, EURO RSCG S.A.
          --------
guaranteed the obligations of Della under the Lease. Simultaneously herewith, HAVAS ADVERTISING S.A. formerly known and EURO RSCG S.A. hereby reaffirms the Guaranty, which Guaranty shall remain in full force and effect with respect to all premises leased by the Tenant pursuant to the Lease throughout the original term of this Lease and the Renewal Term, if any.

     19.  Broker.  The Tenant represents and warrants to the Landlord that all
          ------
of the Tenant's negotiations respecting this Lease which were conducted with or through any person, firm or corporation, other than the officers of the Landlord, were conducted through Insignia/ESG, Inc. (the "Broker"). The Landlord agrees to pay the commission due to the Broker pursuant to the terms of a separate agreement. Landlord and Tenant agree to indemnify and hold one another harmless from and against all demands, liabilities, losses, causes of action, damages, cost and expenses (including, without limitation, attorneys' fees and disbursements) suffered or incurred in connection with any claims for a brokerage commission, finder's fee, consultation fees or other compensation arising out of any conversations or negotiations had by the party against whom indemnification is claimed with any broker or other party except for the Broker.

     20.  Satellite Installation Agreement.  The Lease Addendum as of April 15,
          --------------------------------
1999 with respect to the satellite antenna installation on the roof of the Building is hereby ratified and shall remain in full force and effect in accordance with its terms through the Expiration Date as the same may be extended pursuant to the provisions of Article 52, provided, however, that at the time Tenant exercises its rights pursuant to Article 52, Tenant must simultaneously notify Landlord that it intends to extend the April 15, 1999 Lease Addendum, and the fair market rental value for the space leased pursuant to the Lease Addendum shall be determined in the same manner set forth in Article 52.

     21.  Lease is in Full Force and Effect.  Except as expressly provided in
          ---------------------------------
this Fourth Amendment, all the terms, conditions, covenants and agreements contained in the Lease shall continue in full force and effect and are hereby ratified and confirmed.

     IN WITNESS WHEREOF, the parties hereto have set their hands and seal as of the day first above written.

                    THE RECTOR, CHURCH-WARDENS AND VESTRYMEN OF TRINITY CHURCH IN THE CITY OF NEW YORK

                    By:__________________________________________


                    By:__________________________________________



                    By:__________________________________________

                    EWDB NORTH AMERICA, INC.

                    By:__________________________________________
                        Name:  Robert W. Parker
                        Title: Executive Vice President & Chief
                               Financial Officer

                    With respect to Paragraph 18 only:

                    HAVAS ADVERTISING S.A.

                    By:__________________________________________
                        Name:  Jacques Herail
                        Title: Executive Vice President-Chief
                               Financial Officer

                                 EXHIBIT 4A-1
                                 ------------
                                BASEMENT SPACE
                                --------------

                            EXHIBIT 4A-2(two pages)
                            ------------
                             FIFTH FLOOR PREMISES
                             --------------------

                                   EXHIBIT B
                                   ---------
                            RENTABLE SQUARE FOOTAGE
                            -----------------------


--------------------------------------------------------------------------------
Basement Space                                    21,989  sq. feet
--------------------------------------------------------------------------------
Entire 2/nd/  Floor                               35,299, sq. feet
--------------------------------------------------------------------------------
Entire 3/rd/  Floor                               35,018, sq. feet
--------------------------------------------------------------------------------
Entire 4/th/  Floor                               35,018, sq. feet
--------------------------------------------------------------------------------
Entire 5/th/  Floor                               35,018, sq. feet
--------------------------------------------------------------------------------
Entire 6/th/  Floor                               35,018, sq. feet
--------------------------------------------------------------------------------
Entire 7/th/  Floor                               35,018, sq. feet
--------------------------------------------------------------------------------
Entire 8/th/  Floor                               35,018, sq. feet
--------------------------------------------------------------------------------
Entire 94/th/ Floor                               18,176  sq. feet
--------------------------------------------------------------------------------

                                       24